UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2014

Medical Action Industries Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-13251	11-2421849
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

500 Expressway Drive South
Brentwood, New York	11717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(631) 231-4600

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                 On May 20, 2014, the Board of Directors (the “Board”) of the Company appointed Mr. Brian Baker to serve as Chief Financial Officer of the Company, effective immediately.  Mr. Baker will continue to serve as the Company’s Principal Accounting Officer.  Mr. Baker, age 40, has previously served as the Company’s Vice President of Finance and Principal Accounting Officer from July 2013 until May 2014, as the Company’s Corporate Controller from October 2011 until July 2013, as the Company’s Director of Financial Reporting from May 2005 until October 2011, and in various other accounting roles from January 2003 until May 2005. Mr. Baker previously was a senior accountant at Grant Thornton LLP.

                 As Chief Financial Officer, Mr. Baker will be paid a base salary at an annual rate of $250,000 and will be entitled to a bonus of up to 50% of such base salary through participation in the Company’s fiscal 2015 management incentive program.  All other terms of Mr. Baker’s compensation remain unchanged and are set forth in the full text of Mr. Baker’s promotion letter, dated July 1, 2013, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated July 2, 2013.

                 The Company is party to a change in control agreement with Mr. Baker (the “Change in Control Agreement”).  Such Change in Control Agreement is summarized in the Company’s Current Report on Form 8-K dated July 2, 2013, which summary is qualified in its entirety by reference to the full text of the Company’s Form of Amended and Restated Change in Control Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 6, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL ACTION INDUSTRIES INC.

By:	/s/ Paul D. Meringolo
Paul D. Meringolo
Chief Executive Officer

Dated:    May 23, 2014